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Exhibit 10.22

SEVENTH AMENDMENT TO THE
COUNTRYWIDE FINANCIAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

        Countrywide Financial Corporation, a Delaware corporation (the "Company"), hereby amends the Countrywide Financial Corporation Executive Deferred Compensation Plan (the "Plan"), effective November 1, 2007, as follows:

        1.     A new Section 3.3(d) is added to the Plan to read as follows:

        "(d) IRS Notice 2007-86 Transition Election. Pursuant to IRS Notice 2007-86 and in accordance with procedures established by the Committee, a Participant may change the time and form of distribution ("Special Election") with respect to certain amounts subject to an existing distribution election as follows:

Affected Compensation	New Payment Date/Form
Annual Bonus scheduled to be credited to a Participant's Deferral Account in 2008	Full amount paid on March 31, 2008
Quarterly and Monthly Bonuses scheduled to be credited to a Participant's Deferral Account in 2008	Full amount paid two weeks after the bonus would otherwise have been paid absent the Election Form on file.

        A Special Election must be submitted to the Company no later than December 31, 2007, at which time it becomes irrevocable. A Special Election filed with the Company pursuant to this Section 3.3(d) shall supersede any prior distribution election made with respect to the Affected Compensation.

        Notwithstanding anything in this Plan to the contrary (including, but not limited to, Section 3.10), Affected Compensation payable pursuant to a Special Election shall not be credited or adjusted for earnings or losses for the period prior to distribution."

        2.     Section 4.1 of the Plan is amended by deleting the third sentence of that Section and replacing it with the following:

        "Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected pursuant to an Election Form filed prior to November 1, 2007, shall be paid out during a period beginning 1 day and ending 60 days after the first day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected pursuant to an Election Form filed after October 31, 2007, shall be paid out during a period beginning 1 day and ending 60 days after the first day of any Plan Year designated by the Participant that is at least four Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred."

        The Company has caused this Amendment to be signed by its duly authorized officer as of November 1, 2007.

Countrywide Financial Corporation
By:	/s/ Marshall M. Gates Marshall M. Gates Senior Managing Director, Chief Administrative Officer

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  Exhibit 10.22